Exhibit 21.1

Subsidiaries and Equity Investments of the Registrant

Subsidiary	Jurisdiction of Organization

ARB, Inc.	California
ARB Structures, Inc.	California
ARB Chile, Ltda.	Chile
Alaska Continental Pipeline. Inc.	Delaware
All Day Electric Company, Inc. (aka Novus Electric, Inc.)	California (1)
OnQuest Canada, ULC (formerly Born Heaters Canada)	Alberta, Canada
Cardinal Contractors, Inc.	Florida
Cardinal Mechanical, Inc.	Texas
Calidus, LLC	Nevada
Cravens Services, Inc.	Texas
Force Specialty Services, Inc.	Texas
GML Coatings, LLC	Florida
James Construction Group, LLC	Florida
Juniper Rock Corporation	California
OnQuest, Inc.	California
OnQuest Heaters, Inc.	Delaware
Primoris Pipeline Services Corporation	Texas
Primoris Renewables, LLC	California
Primoris Energy Services Corporation	Texas (2)
Q3 Contracting, Inc.	Minnesota
Rockford Corporation	Oregon
Saxon Construction, Inc.	Texas
Stellaris, LLC	Nevada

(1)           In December 2010, the Registrant had a 49% equity interest in this entity.  The Registrant purchased the remaining 51% of equity in March 2011.

(2)           Under a trademark license agreement, Primoris Energy Services Corporation may use the tradename “Sprint Pipeline Services” for a three year period ending March 2015.

With the exception of Primoris Energy Services Corporation and All Day Electric Company, Inc., the subsidiaries do not conduct business under any names other than those set forth above.

Equity Investments of the Registrant

Organization	Jurisdiction of Organization	Registrant’s Equity Interest

Alvah, Inc.	California	49%
Blythe Power Constructors	California	50%
Otay Mesa Power Partners	California	40%
St.-Bernard Levee Partners	Delaware	30%
WesPac Energy, LLC	Nevada	50%
WesPac Midstream, LLC	Delaware	7.5%

The above noted entities do not conduct business under any names other than those set forth above.